Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Prospectus constituting a part of this Registration Statement on Form S-8 of ConnectM Technology Solutions, Inc. and its subsidiaries, of our report dated April 16, 2026, except for the impact of the 2026 reverse stock split as described in Note 21, as to which the date is June 16, 2026 (which includes an explanatory paragraph relating to ConnectM Technology Solutions, Inc. and its subsidiaries’ ability to continue as a going concern), on our audit of the consolidated financial statements of ConnectM Technology Solutions, Inc. and its subsidiaries as of and for the year ended December 31, 2025.

/s/ KNAV CPA LLP
KNAV CPA LLP

Atlanta, Georgia

July 10, 2026